Exhibit 10.1

A. Schulman, Inc. 2002 Equity Incentive Plan
Stock Option Award Agreement

Congratulations on your selection as a Participant in the A. Schulman, Inc. 2002 Equity Incentive Plan (the “Plan”). This Award Agreement is between you, as the undersigned Participant in the Plan, and A. Schulman, Inc., a Delaware corporation (the “Company”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. A copy of the Plan is attached to this Award Agreement.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

The Options (as such term is defined in Paragraph 5 below) granted to you under this Award Agreement are Nonqualified Stock Options.

Overview of Your Stock Options

1.	Number of Shares Covered by this Option:

2.	Option Price: $ per share

3.	Date of Grant: (“Date of Grant”).

4.	Option Term: The Options have been granted for a period of ten (10) years from the Date of Grant (“Option Term”).

5.	Vesting Period: The Options do not provide you with any rights or interests therein until they vest in accordance with the following schedule:

(a)	Thirty-three percent (33%) of the aggregate number of Shares specified above in Paragraph 1 of this Award Agreement (rounded to a whole Share) will vest on each of the first, second, and third anniversaries of the Date of Grant, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such anniversary or anniversaries. Notwithstanding anything in the preceding sentence to the contrary, on the third anniversary of the Date of Grant, one-hundred percent (100%) of the Options shall be vested, again provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries, on such anniversary.

(b)	One hundred percent (100%) of the unvested Options will vest upon your termination of employment due to death or Disability, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

(c)	If you terminate employment due to Retirement one hundred percent (100%) of the unvested Options will vest upon your termination of employment due to Retirement,

[Employee Form]

provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

If you change your employment status from a full-time Employee to a part-time Employee, you will continue to vest in your Options if you work at least sixty percent (60%) of the Company’s Standard Work Time during the applicable Annual Vesting Period. If you work less than sixty percent (60%) of the Company’s Standard Work Time in an Annual Vesting Period, you will forfeit the portion of the Options, if any, that would have otherwise vested during such Annual Vesting Period. For purposes of this Award Agreement, “Standard Work Time” means forty (40) hours per week; provided, however, allowable time off (including, but not limited to, holidays, sick days, and vacation) is included when calculating the forty (40) hours per week. “Annual Vesting Period” means each one-year period subsequent to the Option’s Date of Grant during which your Option vests as described in Paragraph 5(a) above. The term “Option” means the options to purchase the number of Shares identified in Paragraph 1 of this Award Agreement, less any options you have forfeited in accordance with this Paragraph 5.

If you take a leave of absence for medical reasons (as determined in accordance with the Company’s disability plans—meaning you qualify for disability benefits/salary continuation benefits), you will continue to vest in your Options. If you take a leave of absence for nonmedical reasons (except for military service as described in the next sentence of this paragraph) and you are on leave for more than three (3) months (excluding allowable time off which includes, but is not limited to, holidays, sick days, and vacation) during any Annual Vesting Period, you will forfeit the portion of the Options, if any, that would have otherwise vested during such Annual Vesting Period; provided, however, if the state law that you are subject to allows you to take a leave of absence for nonmedical reasons for a period in excess of three (3) months, and the state law requires the Company to continue to provide benefits under all Company benefit plans, the requirements of such state law shall override this general provision. Notwithstanding anything herein to the contrary, if you take a leave of absence for any service, voluntary or involuntary, in the armed forces of the United States, you will continue to vest in your Options.

6.	Exercise: You, or your representative upon your death or incapacity, may exercise vested Options at any time prior to the termination of the Options subject to Paragraphs 8 and 9 of this Award Agreement.

7.	How to Exercise: The Options hereby granted shall be exercised by written notice to Marilyn Shriner at the Company’s executive offices, 3550 West Market Street, Akron, Ohio 44333, or such other administrator, specifying the number of Shares you then desire to purchase, together with a check payable to the order of the Company for an amount in United States dollars equal to the Option Price of such Shares or, delivery (or certification of ownership) of nonforfeitable, unrestricted Shares (that have been held by you for at least six (6) months prior to delivery (or certification of ownership) or that have been purchased in the open market) having an aggregate Fair Market Value (as of the date of exercise) equal to such Option Price, or a combination of cash and such Shares. The requirement of paying the Option Price in cash shall be deemed satisfied if you make arrangements that are satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of Shares that are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price plus payment of any applicable withholding taxes, and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price plus payment of any applicable withholding taxes on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business. The notice of exercise shall also specify how any applicable tax withholding will be satisfied. The date of the Company’s receipt of your written notice shall be the date of exercise.

As soon as practicable after receipt of such written notification and payment of the Option Price together with any applicable withholding taxes (or provisions for the payment of such withholding taxes that are satisfactory to the Company have been arranged), the Company shall issue or transfer to you, the number of Shares with respect to which such Options shall be so exercised and not sold. However, if the Option Price is satisfied by certification of previously acquired Shares, the Company shall issue or transfer to you a number of Shares equal to the number of Shares with respect to which the Options are exercised less the number to which you have certified ownership. Upon receipt of the Option Price together with any applicable withholding taxes (or provisions for the payment of such withholding taxes that are satisfactory to the Company have been arranged), the Company shall deliver to you evidence of book entry Shares or, upon your request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.

8.	Termination of Options: The Options, which become exercisable as provided in Paragraphs 5 and 9 of this Award Agreement, shall terminate and be of no force or effect as follows:

(a)	If your employment terminates during the Option Term by reason of death, the Options terminate and have no force or effect, and your ability to exercise vested Options will expire, upon the earlier of: (i) twenty-four (24) months after the date of death, or (ii) the expiration of the Option Term;

(b)	If your employment terminates during the Option Term by reason of Disability, the Options terminate and have no force or effect, and your ability to exercise vested Options will expire, upon the earlier of: (i) twenty-four (24) months after your termination of employment, or (ii) the expiration of the Option Term;

(c)	If your employment terminates during the Option Term by reason of Retirement, the Options terminate and have no force or effect, and your ability to exercise vested Options will expire, upon the earlier of: (i) twenty-four (24) months after your termination of employment, or (ii) the expiration of the Option Term;

(d)	If your employment terminates during the Option Term due to your dismissal by the Company, its Affiliates, and/or its Subsidiaries for Cause, the Options terminate and have no force or effect, and your ability to exercise vested Options will expire, immediately upon the termination of your employment;

For purposes of this Award Agreement, “Cause” means “cause”, “just cause” or a word or phrase of similar import as defined in any employment, severance or other agreement between you and the Company or any of its Subsidiaries or Affiliates, or if there is no such agreement in effect that contains a definition for “cause” or a word of similar import, “Cause” shall mean:

(i)	The gross neglect of your duties;

(ii)	Knowingly committing misfeasance or knowingly permitting nonfeasance of your duties in any material respect; or

(iii)	The commission by you of a felony.

(e)	Subject to your rights under Paragraph 9 of this Award Agreement, if your employment terminates during the Option Term for any other reason, the vesting of your Options will terminate immediately and the Options will terminate and have no force or effect, and your ability to exercise vested Options will expire, upon the earlier of: (i) ninety (90) days after your termination of employment, or (ii) the expiration of the Option Term; and

(f)	If you continue employment with the Company, its Affiliates, and/or its Subsidiaries through the Option Term, the Options terminate and have no force or effect, and your ability to exercise vested Options will expire, upon the expiration of the Option Term.

9.	Change in Control: In the event of a Change in Control, all of the unvested Options shall become immediately vested and exercisable. If your employment is terminated by the Company, its Affiliates, and/or its Subsidiaries for reasons other than death, Disability, Retirement, or Cause within ninety (90) days prior to a Change in Control or within twelve (12) months following a Change in Control, the Options terminate and have no force or effect, and your ability to exercise vested Options will expire, upon the earlier of: (i) twenty-four (24) months after your termination of employment, or (ii) the expiration of the Option Term.

10.	Who Can Exercise: During your lifetime, the Options shall be exercisable only by you, or, in the event of your legal incapacity, by your guardian or legal representative acting on your behalf in a fiduciary capacity under state or foreign law and court supervision. No assignment or transfer of the Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, shall vest in the assignee or transferee any interest whatsoever. Upon your death, your estate (or the beneficiary that receives the Options under your will) may exercise vested Options.

11.	Tax Withholding: The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. To the extent that the Company shall be required to deduct or withhold, or you or your beneficiary are required to remit to the Company, any such taxes, and amounts available to the Company for such withholding are insufficient, it shall be a condition to the exercise of the Option that you pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. The Company shall not be obligated to deliver any Shares upon exercise of this Option until such time as you make arrangements satisfactory to the Company to satisfy such withholding obligations.

12.	Requirements of Law: The granting of Options and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, national securities exchanges or automated quotation systems as may be required. You will take all steps necessary to comply with all applicable federal and state securities laws in exercising your rights under this Award Agreement.

13.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction, and agree that such litigation shall be conducted, in the federal or state courts of the State of Ohio.

14.	Nontransferability: Options awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of the Options is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Options, your right to such Options shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

15.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

16.	Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time.

17.	Amendment to the Plan: Subject to certain limitations, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

18.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Options, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In the event such successor does not agree to be bound by this Award Agreement, this Option shall become immediately exercisable in full and shall remain so for a period of ninety (90) days or, if sooner, until the expiration of the Option Term.

19.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.	Additional Information: Please refer any questions you may have regarding your Options to Marilyn Shriner at the Company’s executive offices, 3550 West Market Street, Akron, Ohio 44333, or such other administrator as designated from time to time by the Company.

21.	Acknowledgement: By executing this Award Agreement below, you will be agreeing to participate in the Plan and abide by all of the governing terms and provisions of the Plan and this Award Agreement. By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and fully understand all of your rights under the Plan and this Award Agreement, and the Company’s remedies if you violate the terms of this Award Agreement, as well as, all of the terms and conditions that may limit your eligibility to retain and receive the Options and/or Shares issued pursuant to the Plan and this Award Agreement.

, 20	A. SCHULMAN, INC.

By:

Its:

     Acknowledged and Agreed to this        , day of                           , 20

PARTICIPANT